Exhibit 10.5
RTX CORPORATION
EXECUTIVE SEVERANCE PLAN

(As Amended and Restated as of October 1, 2023)

PREAMBLE

Purpose. The Human Capital & Compensation Committee of the Board of Directors (the “Committee”) recognizes that corporate restructuring, and other organizational changes are often required to more effectively meet the needs of the Company, which creates uncertainty for Company executives that may result in the loss or distraction of executives to the detriment of the Company and its shareholders. The Committee considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders.

Effective Date of Plan and Amendments. To fulfill the above purposes, the Committee established the Raytheon Technologies Corporation Executive Severance Plan effective as of April 4, 2022 (the “Effective Date”). The Plan is hereby amended and restated, effective as of October 1, 2023, for purposes of renaming the Plan, the RTX Corporation Executive Severance Plan, changing all company references from ‘Raytheon Technologies Corporation’ to ‘RTX Corporation’, to clarify the Company’s intent retroactive to the Plan Effective Date, to exclude certain employee populations from the Plan that operate outside the standard RTX compensation and benefits structure, and certain other minor administrative changes.

SECTION 1
DEFINITIONS

Certain terms used herein have the definitions given to them in the first place in which they are used. As used herein, the following words and phrases shall have the following respective meanings:

1.1“Affiliated Entity” means any entity controlled by, controlling or under common control with the Company.

1.2“Annual Base Salary” means the annual base salary paid or payable, including any base salary that is subject to deferral and reduced to account for part-time status, to the Participant by the Company or any of the Affiliated Entities at the rate in effect immediately prior to the Termination Date.

1.3“Benefit Continuation Period” means the period of twelve (12) months from the Termination Date.

1.4“Cause” means (a) “Cause” as defined in the Company’s 2018 Long-Term Incentive Plan, as amended and restated, and as further amended from time to time; (b) violation of the Company’s Code of Conduct; (c) such other actions or omissions that constitute willful misconduct, willful failure to perform, or gross negligence in the performance of, reasonable duties of employment; (d) disruptive behavior, or other such actions on the part of the Participant
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that renders his or her employment untenable as determined by the Committee; or (e) Participant’s loss or failure to maintain any security clearance required for the Participant’s position.

1.5“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.6“Committee” means the Human Capital & Compensation Committee of the Board of Directors of RTX Corporation.

1.7“Company” means RTX Corporation.

1.8“Executive” means an executive level employee (i.e., job grades E5 (excluding Executive Leadership Group (“ELG”) members), E4, E3, E2 and E1) of the Company or an Affiliated Entity who is on U.S. payroll, subject to U.S. tax withholding, and whose primary work location is one of the fifty (50) states of the United States or the District of Columbia, as of immediately prior to the Termination Date. For the avoidance of doubt, a work location while on international assignment shall not be considered a primary work location.

1.9“Disability” has the meaning given to such term in the Company’s 2018 Long- Term Incentive Plan, as amended and restated, and as further amended from time to time.

1.10“Notice of Termination” means a notice in writing (including an email communication) delivered by the Company to the Executive to inform the Executive (a) of whether their termination shall be a Qualifying Termination under the terms of this Plan; and
(b) if the Termination Date (as defined herein) is other than the date of receipt of such notice, specifies the Termination Date (which Termination Date shall be not more than one hundred and twenty (120) days after the date of the written notice). The failure by the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right of the Company or preclude the Company, from asserting such fact or circumstance in enforcing the Company’s respective rights hereunder.

1.11“Participant” shall mean each Executive, excluding: (a) any individual who has received a formal communication, consistent with the Company’s usual practice for employee transfers, of such individual’s transfer to a position in a jurisdiction outside of the United States;
(b) any Executive with an employment agreement that contains severance provisions; and (c) any individual who is employed by an acquired Affiliated Entity that has not been integrated into the RTX Total Rewards compensation and benefits programs, including the RTX global job framework and RTX health and welfare plans.

1.12“Plan Administrator” means the Company’s Chief Human Resources Officer, or his or her duly authorized designee or designees, which shall include the Corporate Vice President, Total Rewards; provided that with respect to each Participant who is a Section 16 Officer of the Company, the Plan Administrator shall be the Committee.

1.13“Qualifying Termination” means an involuntary termination of a Participant’s employment by the Company other than for Cause, death, or Disability. For the avoidance of doubt, “Qualifying Termination” requires actual job loss and shall not include a change in employer relationship for reasons including, without limitation, a divestiture, outsourcing, spin-

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off, merger or other corporate transaction, including, but not limited to, the sale or transfer of a plant, division, department or other unit or assets of the Company or an Affiliated Entity where the Participant’s employment continues post-transaction or, in the case of an involuntary termination of employment as a direct result of such transaction, if the Participant is offered employment (whether or not compensation, benefits and the like are comparable) by the acquirer or successor employer or a subsidiary of the acquirer or successor employer upon the completion of the transaction.

1.14“Section 16 Officer” means an employee of the Company designated as an officer under Section 16(a) of the Securities Exchange Act of 1934.

1.15“Target Annual Incentive” means the Participant’s target annual incentive (bonus) opportunity pursuant to the Company’s applicable annual incentive plan in effect immediately prior to the Termination Date.

1.16“Termination Date” means the date of receipt of a Notice of Termination from the Company, or any later date specified in the Notice of Termination. Notwithstanding the foregoing, in no event shall the Termination Date occur until the Participant experiences a “separation from service” within the meaning of Section 409A of the Code, and the date on which such separation from service takes place shall be the “Termination Date.”

SECTION 2
SEPARATION BENEFITS

2.1Qualifying Termination. If a Participant experiences a Qualifying Termination, the Company shall pay or provide to the Participant the following payments and benefits at the time or times set forth below, subject to Section 7:

(a)a lump sum payment in cash of items (i)(B), (ii) and (iii) below, subject to (other than in the case of the Accrued Obligations and Other Benefits) the Participant’s execution and non-revocation of a General Release of Claims and Restrictive Covenant Agreement substantially in the form attached hereto as Exhibit A, payable as soon as practicable following the date on which such agreement becomes effective and irrevocable and in any event no later than the seventieth (70th) calendar day following the Termination Date, provided that, when the payment period crosses two calendar years, the payment will be made as soon as practicable after all conditions have been satisfied, but in no event earlier than the first day of the second year, equal to the aggregate of the following amounts:

(i)the sum of (A) the Participant’s accrued Annual Base Salary through the Termination Date, (B) any annual incentive payment earned by the Participant for a performance period that was completed prior to the Termination Date, with the award paid at the Target Annual Incentive value, unless a Participant’s annual incentive award was approved by the Plan Administrator and communicated to the Participant prior to the date the Participant was notified by the Company of their Termination Date, and (C) any business expenses incurred by the Participant that are unreimbursed as of the Termination Date, in each case,

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to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”); provided that, notwithstanding the foregoing, in the case of clauses (A) and (B), if the Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or annual incentive payment described in clause (A) or (B) above, then for all purposes of this Section 2(i), such deferral election, and the terms of the applicable arrangement, shall apply to the same portion of the amount described in such clauses (A) or (B), and such portion shall not be considered as part of the “Accrued Obligations” but shall instead be an “Other Benefit” (as defined below);

(ii)a payment equal to the product of (A) the Target Annual Incentive and (B) a fraction, the numerator of which is the number of days in the fiscal year the Participant was employed by the Company (beginning on the later of the: (i) first (1st) day of such fiscal year; or (ii) the first (1st) day during the fiscal year in which the Participant began employment with the Company); and ending on and including the Termination Date, and the denominator of which is the total number of days in such fiscal year; and

(iii)a payment equal to the Participant’s Annual Base Salary.

(b)Treatment of Annual Base Salary and Pro-Rata Target Annual Incentive. The value of the Participant’s Annual Base Salary and pro-rata Target Annual Incentive, as set forth in paragraphs (ii) and (iii) of Section 2(a) above will not be treated as compensation for purposes of any of the Company's retirement or benefit programs. These benefits are provided in consideration of the Participant’s execution and non- revocation of a General Release of Claims and Restrictive Covenant Agreement and fulfillment of the promises contained therein.

(c)Healthcare Benefits. For the Benefit Continuation Period, the Company shall continue to provide to the Participant (and Participant’s dependents actively covered by healthcare benefit coverage pursuant to a plan sponsored by the Company or an Affiliated Entity as of immediately prior to the Termination Date, if any (the “eligible dependents”)) healthcare benefit coverage (including medical, prescription, dental, vision, basic life, and employee assistance program coverage, but exclude annual executive physical benefits if applicable) equal to the coverage that would have been provided if the Participant had continued employment with the Company during the Benefit Continuation Period. The Participant will not be required to pay any portion of the premium for such coverage, though deductibles and co-pays (if any) will continue to apply. If the Participant becomes reemployed with another employer during the Benefit Continuation Period and is eligible to receive any of the types of healthcare benefits under another employer-provided plan, the healthcare benefit coverage that is duplicative of the type of coverage provided hereunder shall cease. The Participant shall promptly notify the Company that the Participant has become eligible to receive healthcare benefits under another employer-provided plan. The period for providing continuation coverage under the group health plans of the Company and the Affiliated Entities as described in

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Section 4980B of the Code (i.e., “COBRA” continuation benefits), if applicable, shall commence upon the expiration of the Benefits Continuation Period (or, if earlier, upon the cessation of the healthcare benefits coverage provided hereunder).

(d)Other Benefits. To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Participant any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice, or contract or agreement of the Company and the Affiliated Entities (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

SECTION 3
NONDUPLICATION; NO OFFSET; REPAYMENT; ENTIRE UNDERSTANDING

3.1Nonduplication of Payments and Benefits. The amount of the payment under Section 2.1(a)(iii) of this Plan will be offset and reduced by the full amount and/or value, as determined by the Plan Administrator in its sole discretion, of any severance benefits, compensation and benefits provided during any notice period, pay in lieu of notice, mandated termination indemnities, or similar benefits that the Participant may separately be entitled to receive from the Company or any Affiliated Entity based on any employment agreement or other contractual obligation (whether individual or union/works council) or statutory scheme. If a Participant’s employment is terminated because of a plant shut-down or mass layoff or other event to which the Worker Adjustment and Retraining Notification Act of 1988 or similar state law (collectively, “WARN”) applies, then the amount of the severance payment under Section 2.1(a)(iii) of this Plan to which the Participant is entitled shall be reduced, dollar for dollar, by the amount of any pay provided to the Participant in lieu of the notice required by WARN, and the Benefits Continuation Period shall be reduced for any period of benefits continuation or pay in lieu thereof provided to Participant due to the application of WARN.

3.2No Offset or Mitigation. Except as otherwise expressly provided in Section 3.1 or as specifically provided in the General Release of Claims and Restrictive Covenant Agreement, the Company’s obligation to provide the payments and benefits under this Plan and otherwise to perform its obligations hereunder shall be absolute and unconditional and shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action that the Company may have against a Participant or others. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan and, except as provided in Section 2.1(c) regarding healthcare benefits, no payments or benefits received from other employment shall serve to mitigate the payments and benefits hereunder.

3.3Reemployment by the Company. If the Company or an Affiliated Entity offers the Participant employment (at the Company or Affiliate’s sole discretion), and Participant accepts such employment within twelve (12) months after the Participant’s Termination Date, then as a condition of that reemployment, Participant will be required to repay to the Company a pro-rata portion of the severance payment under Section 2.1(a)(iii) of this Plan. The pro-rata portion the

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Participant will be required to repay will be determined by multiplying the payment by a fraction, where the denominator of the fraction will be twelve (12), and the numerator will be twelve (12) minus the number of full months between the Participant’s Termination Date and the Participant’s reemployment date.

3.4Entire Understanding.

(a)This Plan constitutes the entire understanding between the Company and each Participant relating to the severance payments or benefits to be paid or provided to the Participant by the Company upon a termination of employment that occurs on or after the Effective Date and supersedes all prior agreements and understandings with respect to the subject matter of this Plan, but specifically excluding Executive Leadership Group (ELG) agreements. To the extent permitted by applicable law, Each Participant’s eligibility to receive severance payments or benefits under this Plan following the Effective Date shall preclude the Participant from claiming severance benefits under any other contractual arrangement with the Company or any Affiliated Entity during such period and, to the extent that such preclusion is not permitted by applicable law, then the severance payments under this Plan will be subject to offset and reduction in accordance with Section 3.1.

(b)Severance payments and benefits provided under the Plan shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company or the Affiliated Entities, including, without limitation, any retirement or pension plans or arrangements or substitute plans adopted by the Company, the Affiliated Entities or their respective successors.

SECTION 4
AMENDMENT AND TERMINATION

This Plan may be terminated or amended in any respect by resolution adopted by the Committee; provided that, with respect to any Participant who has experienced a Qualifying Termination, during the period after such Qualifying Termination and before the time at which such Participant has received all severance payments and benefits due under the Plan, the Plan may not be terminated, or amended in a manner that reduces the severance payments and benefits otherwise due to such Participant, in each case without such Participant’s consent; and provided further, that an amendment that is strictly administrative or ministerial in nature shall not require resolution adoption by the Committee and may be approved by the Plan Administrator.

SECTION 5
PLAN ADMINISTRATION

5.1General. The Plan Administrator is responsible for the general administration and management of this Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions

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of this Plan, to modify the provisions of this Plan, or the General Release of Claims and Restrictive Covenant Agreement, as applied to any Participant providing services outside of the United States to the extent necessary or appropriate in order to comply with any applicable legal or regulatory provisions and otherwise to carry out the intent and purpose of this Plan, and to determine all questions relating to eligibility for benefits under this Plan, to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate, and to make any findings of fact needed in the administration of this Plan. All decisions, interpretations and other actions of the Plan Administrator shall be final, conclusive and binding on all parties who have an interest in this Plan. In the event of a civil action challenging any Plan Administrator decision, the standard of review shall be deferential rather than de novo and the Plan Administrator’s decisions may be overturned only if deemed unreasonable, arbitrary or capricious.

5.2ERISA. This Plan (a) shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”), and (b) shall be administered in a manner that complies with the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that are applicable to top-hat plans.

5.3Claims Procedure.

(a)Initial Claims. A Participant who believes that such Participant is entitled to a payment under this Plan that has not been received may submit a written claim for benefits under this Plan within sixty (60) days after the Participant’s Termination Date. If the Participant’s claim is denied, in whole or in part, such Participant will be furnished with written notice of the denial within ninety (90) days after the Plan Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case, the decision period may be extended by up to an additional ninety (90) days. If such an extension of time is necessary, written notice of the extension will be furnished to the Participant before the termination of the initial ninety (90)-day period and will describe the circumstances requiring the extension and the date by which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:

(i)the reason or reasons for the denial of the Participant’s claim;

(ii)references to the Plan provisions on which the denial of the Participant’s claim was based;

(iii)a description of any additional information or material required by the Plan Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and

(iv)a description of this Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to

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bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

(b)Appeal of Denied Claims. If the Participant’s claim is denied, the Participant (or the Participant’s authorized representative) may file a request for review of the claim in writing with the Plan Administrator. This request for review must be filed no later than sixty (60) days after the Participant has received written notification of the denial.

(i)Such request for review may include any comments, documents, records and other information relating to the Participant’s claim for benefits.

(ii)The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to the Participant’s claim for benefits.

(iii)The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to the Participant’s claim, without regard to whether such information was submitted or considered in the initial denial of the Participant’s claim.

(c)Plan Administrator’s Response to Appeal. The Plan Administrator will notify the Participant of its decision within sixty (60) days after the Plan Administrator’s receipt of the Participant’s written claim for review; provided that the Plan Administrator may extend the review period by up to sixty (60) additional days, if the Plan Administrator notifies the Participant in writing of the need for an extension (and the reason therefor) before the end of the initial sixty (60)-day period. If the Plan Administrator makes an adverse decision on appeal, the Plan Administrator shall communicate its decision in a writing that includes:

(i)the reason or reasons for the denial of the Participant’s appeal;

(ii)reference to the Plan provisions on which the denial of the Participant’s appeal is based;

(iii)a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, this Plan and all documents, records and other information relevant to the Participant’s claim for benefits; and

(iv)a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.

(d)Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes:

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(i)no claimant shall be permitted to commence any arbitration or legal action to recover benefits or to enforce or clarify rights under this Plan or under any provision of law until these claim procedures have been exhausted in their entirety;

(ii)failure to submit a claim, appeal or any required information by the applicable deadline under these claims procedures shall result in forfeiture of the benefits being claimed;

(iii)in any civil action, arbitration or other agreed upon dispute resolution procedure, all explicit and implicit determinations by the Plan Administrator (including, but not limited to, interpretation of disputed plan terms, factual findings, and determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law and shall be overturned only if deemed unreasonable, arbitrary or capricious; and

(iv)no legal action or arbitration may be commenced by the Participant later than one hundred eighty (180) days subsequent to the date of the written response of the Plan Administrator to a Participant’s request for review pursuant to Section 5.3(c).

5.4Indemnification. To the extent permitted by law, the Company shall indemnify the Plan Administrator and his or her delegates from all claims for liability, loss or damage (including the payment of expenses in connection with defense against such claims) arising from any good faith action, or failure to act, by the Plan Administrator in connection with this Plan.

SECTION 6
SUCCESSORS; ASSIGNMENT

6.1Successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Plan by operation of law, written agreement or otherwise.

6.2Assignment of Rights. It is a condition of this Plan, and of all rights of each person eligible to receive benefits under this Plan, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by will or the laws of descent and distribution or other operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

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SECTION 7
SECTION 409A OF THE CODE

7.1General. The obligations under this Plan are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code and applying the exclusion under Section 409A for short-term deferral amounts, the separation pay exception, or any other exception or exclusion under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

7.2Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, without limitation, where applicable, the requirement that (a) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime (or if longer, through the twentieth (20th) anniversary of the Effective Date); (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (c) the reimbursement of eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; provided that the Participant shall have submitted an invoice for such fees and expenses at least thirty (30) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

7.3Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Termination Date), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to be paid to such Participant under this Agreement during the six (6)-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the Code) because of such Participant’s separation from service shall be accumulated and paid to such Participant on the first (1st) business day of the seventh (7th) month following the Participant’s separation from service (the “Delayed Payment Date”), or the next regularly scheduled payroll cycle thereafter, to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If such Participant dies during the postponement

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period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his or her estate on the Delayed Payment Date.

SECTION 8
MISCELLANEOUS

8.1Governing Law. To the extent not preempted by ERISA, this Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

8.2Withholding. The Company may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

8.3Gender and Plurals. Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

8.4Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document shall control. The captions in this Plan are not part of the provisions hereof and shall have no force or effect.

8.5Not an Employment Contract. Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company.

8.6Notices. Any notice or other communication required to be delivered to the Company by a Participant hereunder (including, without limitation, any claim submitted by a Participant pursuant to Section 5 and the Plan Administrator’s response thereto) shall be properly delivered to the Company when delivered by electronic mail to the RTX Corporation Total Rewards Department:

Attention: Corporate Vice President, Total Rewards Email Address: RTXTotalRewards@rtx.com

Any notice required to be delivered to the Participant by the Company hereunder shall be properly delivered to the Participant when the Company delivers such notice personally, by placing said notice in the U.S. mail, registered or certified mail, return receipt requested, postage prepaid to that person’s last known address as reflected on the books and records of the Company, or by sending said notice to the Participant’s Company email address prior to the Termination Date and thereafter to the email address provided by the Participant to the Company.

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8.7Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included in this Plan.

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Exhibit A

GENERAL RELEASE OF CLAIMS AND RESTRICTIVE COVENANT AGREEMENT

THIS GENERAL RELEASE OF CLAIMS AND RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is entered into between [●] (“Executive”) and RTX Corporation (the “Company”), on behalf of the Company and its Affiliated Entities, as of [●]. Capitalized terms used and not defined herein shall have the meanings provided in the RTX Corporation Executive Severance Plan (the “Plan”). The entering into and non-revocation of this Agreement is a condition to Executive’s right to receive the severance payments and benefits under Section 2.1 of the Plan (other than the Accrued Obligations and Other Benefits).

Accordingly, Executive and the Company agree as follows:

1.Release of Claims.

(a)Executive Release of Claims. Executive, for Executive, Executive’s heirs, administrators, representatives, executors, successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges and agrees not to sue the Company or any of its Affiliated Entities and their respective current and former directors, officers, shareholders, trustees, employees, consultants, independent contractors, successors and assigns, and all persons acting by, through or under or in concert with any of them, from all actions, damages, losses, costs and claims of any and every kind and nature whatsoever, at law or in equity, whether absolute or contingent, up to and including the date of this Agreement, arising from or relating to Executive’s employment with, or termination of employment from, the Company and its Affiliated Entities, and from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected and any claims of wrongful discharge, breach of contract, implied contract, promissory estoppel, defamation, slander, libel, tortious conduct, employment discrimination or claims under any federal, state or local employment statute, law, order or ordinance, including any rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990, as amended; the Employee Retirement Income Security Act of 1974, as amended; and any other federal, state or local laws or regulations prohibiting employment discrimination. This Agreement specifically excludes (i) Executive’s right to receive the amounts and benefits under the Plan and to enforce the terms of this Agreement, (ii) Executive’s rights to vested amounts and benefits under any employee benefit plan of the Company or its Affiliated Entities, (iii) any claims arising after the date hereof, and (iv) any claim or right Executive may have to indemnification or coverage under the Company’s or any of its Affiliated Entities’ respective bylaws or directors’ and officers’ insurance policies or any agreement to which Executive is a party or a third-party beneficiary. To the maximum extent permitted by law, Executive agrees that Executive has not filed, nor will Executive ever file, a lawsuit asserting any claims that are released by this Agreement, or to accept any benefit from any lawsuit that might be filed by another person or governmental entity based in whole or in part on any event, act, or omission that is the subject of the release contained in this Agreement. The Executive agrees to ratify and confirm the release and waiver

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effective as of the Termination Date as a pre-condition to receiving any of the benefits hereunder.

(b)EEOC. The parties agree that this Agreement shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (“EEOC”) to enforce ADEA and other laws. Executive agrees, however, to waive the right to recover monetary damages in any charge, complaint or lawsuit filed by Executive or on Executive’s behalf with respect to any claims released in this Agreement.

(c)Section 1542 of the California Civil Code. The parties hereto expressly acknowledge and agree that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(d)Executive Acknowledgment. Executive shall take any action requested by the Company to ensure Executive’s removal and termination, with effect from the Termination Date, from all offices, directorships, board or committee memberships and fiduciary capacities in which Executive served at the Company and its Affiliated Entities.

2.Restrictive Covenants.

(a)Protection of Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company and its Affiliated Entities all secret or confidential information, knowledge, or data relating to the Company and its Affiliated Entities and businesses, which information, knowledge or data shall have been obtained by Executive during Executive’s employment by the Company or its Affiliated Entities and which information, knowledge or data shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement) (collectively, “Confidential Information”), and Executive agrees not to provide such Confidential Information, directly or indirectly, to any third party; provided that any information that: (i) is lawfully received by Executive from any third party without restriction on disclosure or use, or (ii) is required to be disclosed by law, shall not be deemed to be Confidential Information for purposes of this Section 2(a). Executive shall not, without the prior written consent of the Company or as may otherwise be required by law, use, communicate or divulge any such Confidential Information. Notwithstanding any other provisions of this Section 2(a), pursuant to 18 USC Section 1833(b), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information that is a trade secret that is made: (A) confidentially to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose such trade secret to Executive’s attorney and use the trade secret information in related court proceedings, provided that

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Executive files any document containing the trade secret information under seal and does not disclose the trade secret, except pursuant to court order. Notwithstanding any provision of this Agreement to the contrary, the provisions of this Agreement are not intended to, and shall be interpreted in a manner that does not, limit or restrict Executive from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

(b)Noncompetition. To further ensure the protection of the Confidential Information, Executive agrees that for a period of one (1) year after Executive’s Termination Date, Executive will not accept employment with or provide services in any form to (including serving as a director, partner or founder, or entering into a consulting relationship or similar arrangements) a business that (i) competes, directly or indirectly, with the Company or any of the Company’s principal business units as of the Termination Date; or (ii) is a material customer of or a material supplier to any of the Company’s businesses as of the Termination Date (a “Competitive Business”); provided that, it shall not be considered a breach of this Agreement for Executive to be a passive owner of not more than 5% of the outstanding stock or other securities or interests of a corporation or other entity that is a Competitive Business, so long as Executive has no direct or indirect active participation in the business or management of such corporation or entity. Executive acknowledges that the Company is a global enterprise with competitors, customers and suppliers throughout the world and for that reason there are no geographic limitations on the covenants in this Section 2(b) or (c).

(c)Employee and Customer Nonsolicitation. Executive agrees that for a period of two (2) years after Executive’s Termination Date, that Executive shall not, directly or indirectly:

(i)solicit any individual who is, at the time of such solicitation (or was during the three (3)-month period prior to the date of such solicitation), employed by the Company or one of its Affiliated Entities with whom Executive had direct contact (other than incidental) during the two (2)-year period prior to the Termination Date, to terminate or refrain from rendering services to the Company or its Affiliated Entities for the purpose of encouraging such individual to become employed by, or to become a consultant to, a non-RTX entity or any other unrelated individual, or

(ii)induce or attempt to induce any current customer, investor, supplier, licensee or other business relation of the Company or any of its Affiliated Entities with whom or which Executive had direct contact (other than incidental) during the two (2)-year period prior to the Termination Date (“Customer”) to cease doing business with the Company or its Affiliated Entities, or in any way interfere with the relationship between any such Customer, on the one hand, and the Company or any of its Affiliated Entities, on the other hand.

(d)Non-disparagement. Executive agrees not to disparage or defame, through any public medium (including social media) the business reputation, technology, products, practices or conduct of the Company or its Affiliated Entities or any member of the board of directors or any executive officer of the Company in their capacity as such. Nothing in this Agreement or elsewhere shall prevent Executive from making statements in confidence to an

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immediate family member or to an attorney for the purpose of seeking legal advice, or from making truthful statements when required by law, subpoena or the like, or in arbitration or other legal proceeding permitted under this Agreement and/or the Plan, as applicable.

(e)Return of Property. On or before the Termination Date, the Executive will return all Company property, including Company issued laptop, cell phone, and other electronic devices (as applicable). The Executive acknowledges and agrees that all Confidential Information, documents and materials supplied to or developed by Executive in the course of, or as a result of his or her employment at the Company, shall be the sole property of Company. The Executive will immediately upon termination of employment, return all originals and copies (electronic and hard copy) of the Company property to the Company. The Executive also agrees that the Executive will not copy or remove from the Company’s place of business, or the place of business of a customer of the Company, property or information belonging to the Company or entrusted to the Company by a customer.

(f)Executive Acknowledgment. Executive acknowledges that Executive’s agreement to comply with the covenants in this Section 2 is in consideration for the payments and benefits to be received by Executive under Section 2.1 of the Plan. Executive understands that the covenants in this Section 2 may limit Executive’s ability to work in a business similar to the business of the Company and its Affiliated Entities; provided, however, Executive agrees that, in light of Executive’s education, skills, abilities and financial resources, Executive shall not assert, and it shall not be relevant nor admissible as evidence in any dispute arising in respect of the covenants in this Section 2, that any provisions of such covenants prevent Executive from earning a living. Executive acknowledges that the Intellectual Property Agreement between Executive and the Company, and all restrictive covenants applicable to the Participant pursuant to the applicable Company Long-Term Incentive Plan, any schedule of terms thereunder, and the Company’s Clawback Policy, including all related forfeiture and recoupment provisions, will continue in full force and effect following the Termination Date and are in addition to Executive’s obligations hereunder. To the extent the Executive does not currently have an intellectual property (“IP”) Agreement on file with the Company, the Executive agrees to sign the IP Agreement, attached hereto as Exhibit A-1, as a condition precedent to receiving benefits under this Agreement.

(g)Remedies. Executive acknowledges that the Company and its Affiliated Entities would be irreparably injured by a violation of Section 2(a), (b), (c) or (d), and Executive agrees that the Company and such Affiliated Entities, in addition to any other remedies available, shall be entitled to: (i) a preliminary injunction, temporary restraining order or other equivalent relief, restraining Executive from any actual or threatened material breach of any of Sections 2(a), (b), (c) or (d), or (ii) to cause the Executive to forfeit any remaining vested or unvested Company equity awards or remaining unpaid severance payments or benefits upon any material breach of any of Sections 2(a), (b), (c) or (d). In the event of such a material breach, the Company’s remedies shall also include, but not be limited to, the right to recover the payments and value of payments and benefits provided under Section 2 of the Plan.

(h)Severability; Blue Pencil. Executive acknowledges and agrees that Executive has had the opportunity to seek advice of counsel in connection with this Agreement, and the restrictive covenants contained herein are reasonable in geographic scope, temporal duration, and in all other respects. If it is determined that any provision of this Section 2 is

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invalid or unenforceable, the remainder of the provisions of this Section 2 shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any covenant in this Section 2 is unenforceable because of the duration or geographic scope of such covenant, then, after such determination becomes final and nonappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable, and that, in its reduced form, such covenant shall be enforced.

(i)Cooperation. The Executive agrees to cooperate with the Company following the Termination Date with respect to any matter in which: (i) the Executive was involved during the course of his or her employment; and (ii) Executive’s subsequent assistance and cooperation is reasonably necessary or appropriate. Such cooperation will include being reasonably available, and furnishing information as reasonably requested, to the Company and its lawyers, in litigation and governmental investigations. The Company will reimburse the Executive for any reasonable expenses incurred in connection with providing any such assistance.

(j)No Rehire. The Executive understands and agrees that, as a condition of receiving the payments and benefits provided under Section 2.1 of the Plan, the Executive will not be entitled to any future employment with the Company. The Executive acknowledges that the Company has no obligation to rehire the Executive or consider him or her for any post- termination applications.

(k)Reemployment by the Company. Notwithstanding paragraph (j) above, if the Company or an Affiliate were to offer the Executive employment, and if the Executive accepted such employment within twelve (12) months after the Executive’s Termination Date, then as a condition of that reemployment, Executive will be required to repay to the Company a pro-rata portion of the severance payment under Section 2.1(a)(iii) of the Plan. The pro-rata portion the Executive will be required to repay will be determined by multiplying the payment by a fraction, where the denominator of the fraction will be twelve (12), and the numerator will be twelve (12) minus the number of full months between the Executive’s Termination Date and the Executive’s reemployment date.

3.Timing for Consideration; Revocation.

Executive acknowledges that the Company has specifically advised Executive of the right to seek the advice of an attorney concerning the terms and conditions of this Agreement.
Executive further acknowledges that Executive has been furnished with a copy of this Agreement, and Executive has been afforded [twenty-one (21)][OR][forty-five (45)] calendar days in which to consider the terms and conditions of this Agreement. By executing this Agreement, Executive affirmatively states that Executive has had sufficient and reasonable time to review this Agreement and to consult with an attorney concerning his legal rights prior to the final execution of this Agreement. Executive further agrees that Executive has carefully read this Agreement and fully understands its terms. Executive acknowledges that Executive has entered into this Agreement, knowingly, freely and voluntarily. Executive understands that Executive may revoke this Agreement within seven (7) calendar days after signing this Agreement. Revocation of this Agreement must be made in writing and must be received by the

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Corporate Vice President, Total Rewards of the Company, at RTXTotalRewards@rtx.com, within the time period set forth above.

4.Effectiveness of Agreement.

This Agreement shall become effective and enforceable on the eighth (8th) calendar day following Executive’s delivery of a copy of this executed Agreement to the Company; provided that Executive does not timely exercise Executive’s right of revocation as described in Section 3 above. If Executive fails to timely sign and deliver this Agreement or timely revokes this Agreement, this Agreement will be without force or effect, and Executive shall not be entitled to the payments or benefits described in Section 2 of the Plan (other than the Accrued Obligations and Other Benefits).

5.Miscellaneous.

(a)Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(b)Severability. The provisions of this Agreement and obligations of the parties are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

(c)Taxes. Executive is responsible for any tax liability associated with payments and benefits provided under this Agreement. The Company shall withhold taxes from such payments to the extent required by law.

(d)Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement. No amendment to this Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party.

(e)Dispute Resolution. Except with respect to claims for breach of the obligations under Section 2 of this Agreement, for which the Company may seek enforcement in any court having competent jurisdiction at its election, any dispute arising between the Company and Executive with respect to the validity, performance or interpretation of this Agreement shall be submitted to and determined in binding arbitration in Farmington, Connecticut, for resolution in accordance with the rules of the American Arbitration Association, modified to provide that the decision of the arbitrator shall be binding on the parties; shall be furnished in writing, separately and specifically stating the findings of fact and conclusions of law on which the decision is based; shall be kept confidential by the arbitrator and the parties; and shall be rendered within sixty (60) days following the arbitrator being impaneled. Costs of the arbitration shall be borne by the party that does not prevail. The arbitrator shall be selected in accordance with the rules of the American Arbitration Association. The forum for any civil action arising

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from or relating to this Agreement shall be the United States District Court for the District of Delaware.

(f)Enforcement. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

I hereby agree to the terms of the Release as described above.

ACKNOWLEDGED AND AGREED BY:

Date: ________________--------___________________
[Executive Name]

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Exhibit A-1

INTELLECTUAL PROPERTY AGREEMENT

As a condition and in consideration of my employment by, as applicable, RTX CORPORATION, or any of its direct or indirect subsidiaries or affiliates, or their successors or assigns, including but not limited to the RTX Business identified in the signature block below (hereinafter collectively “RTX”) and the compensation I receive from RTX for such employment, I, the EMPLOYEE named below, willingly execute this Intellectual Property Agreement (“Agreement”) and agree to the following terms and conditions:

1.Former Employer Proprietary Information. I will not bring with me, disclose, access, reference or use in any way in my work for RTX any confidential or otherwise proprietary information, files, documents, materials, equipment or property of others, including any trade secret information of my prior employers. I represent and acknowledge that no employee or representative of RTX has requested me to do so, and that no employee or representative will have the authority to instruct me to do so at any time. I further represent that my work for RTX and compliance with this Agreement will not breach any obligation I have to, or agreement that I previously entered into with, any prior employer, including any non-disclosure, non-compete or other restrictive covenant agreement.

2.RTX Proprietary Information.

(a)I acknowledge that during my employment I will obtain, receive and/or gain access to certain valuable trade secret, confidential or otherwise proprietary information not generally known to the public, developed by, for or at the expense of RTX, or assigned or entrusted to RTX by me or others (collectively, “Proprietary Information”). In addition, I acknowledge that I may receive and/or gain access to Proprietary Information in oral, written and/or electronic form. Proprietary Information includes, but is not limited to the following:

(i)Technical information, such as technical data, designs, drawings, documentation, models, schematics, specifications, methods, processes, procedures, techniques, databases, software and computer programs, formulas, compositions, plans, ideas, concepts, inventions, innovations, discoveries, improvements, and know-how;

(ii)Business information, such as business, marketing, sales, procurement and pricing plans and strategies, financial and budget data, asset allocations, customer lists, customer contact information, contractual business relationships, bid information, production plans, supply sources, business methods or tools, intellectual property plans and strategies, and acquisition and divestiture plans and details; and

(iii)All information entrusted to RTX by others, including but not limited to technical and business information provided directly or indirectly by customers, joint venture partners, collaborators, investors, bankers, insurers, vendors, suppliers, agents, or other similar persons.

(b)I understand that my employment creates a relationship of confidence and trust between me and RTX with respect to Proprietary Information. In exchange for RTX granting me access to Proprietary Information, I will not at any time, either during or after my employment, use, publish or otherwise disclose through any means verbally or in writing (including through social media, the Internet or any other electronic communication) any Proprietary Information, except as my RTX duties may require, and in all such events solely for RTX’s benefit and in accordance with applicable RTX policies and procedures. However, I understand that this Agreement does not limit or prohibit me from disclosing information regarding the terms and conditions of employment. I understand that if I am unsure about whether information constitutes Proprietary Information, I will seek the guidance of RTX legal counsel. At RTX’s

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request or upon termination of my employment for any reason, I will immediately deliver to or leave with RTX all files, documents, materials, equipment, property and other items and information that belong to RTX or that by their nature are for the use of RTX personnel only, including but not limited to items and information constituting or containing Proprietary Information.

(c)Notice Regarding Trade Secrets. Under certain conditions, the Defend Trade Secrets Act of 2016 (Public Law No. 114-153, Section 7) provides immunity from liability for certain disclosures of trade secrets, in confidence or under seal, to the government or in connection with a court proceeding, when related to suspected violations of law raised in good faith. (18 U.S.C. § 1833).

3.Employee Work Product.

(a)I will promptly disclose in confidence to RTX all ideas, concepts, inventions, innovations, discoveries, improvements, works of authorship (including but not limited to illustrations, writings, designs, drawings, documentation, plans, models, schematics, specifications, mask works, software and computer programs), trade secrets, Proprietary Information and other technical and business information authored, conceived, developed, reduced to practice or otherwise created by me, either alone or with others (collectively, “Inventions and Developments”), during the period of my employment with RTX. Additionally, I will maintain for RTX adequate and current written records of all Inventions and Developments that (i) relate to the existing, contemplated, or reasonably foreseeable future business or research or development activities of RTX, or (ii) result from or are related to any work I perform for RTX, or (iii) are otherwise made through the use of RTX time, equipment, supplies, facilities, materials or other resources, or Proprietary Information (such Inventions and Developments being referred to collectively in this Agreement as “Employee Work Product”).

(b)I agree that RTX will be the sole owner of all rights, title and interest in and to Employee Work Product. I further acknowledge and agree that, to the maximum extent permissible by applicable law, all Employee Work Product that are protectable by copyright will be “works made for hire” as that term is defined in the United States Copyright Act. To the extent that any Employee Work Product is not a “work made for hire” or is not otherwise owned by RTX, I hereby irrevocably assign and promise to assign to RTX any interest I may have in such Employee Work Product. Both during and after my employment with RTX, I will promptly execute any papers and do any acts (at RTX’s expense) that RTX may consider necessary to secure to RTX or its nominees any and all rights relating to Employee Work Product, including but not limited to rights in patents (and renewals or extensions of such rights) in any country. For purposes of my obligations under this Agreement, Employee Work Product includes any Invention or Development made by me, either alone or jointly with others, after termination of my employment with RTX, if I utilized any of RTX’s Proprietary Information in creating such Invention or Development.

(c)Notice Regarding Inventions. The provisions in this Agreement requiring me to assign rights in inventions do not and will not apply to any Inventions and Developments that I developed entirely on my own time without using RTX’s equipment, supplies, facilities, or trade secret information, except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to RTX’s business, or actual or demonstrably anticipated research or development of RTX; or (ii) result from any work performed by me for RTX. This NOTICE Regarding Inventions is provided in compliance with California Labor Code §§ 2870-2872; Revised Code of Washington §§ 49.44.140-150; Delaware Code Title 19, § 805; Illinois Statutes chapter 765, paragraph 1060/2; Kansas Statute § 44-130; Minnesota Statute
§ 181.78; North Carolina General Statute § 66-57.1-.2; Utah Code §§ 34-39-1 to 3; and any other similar state laws and should be interpreted in a manner consistent with any applicable state law concerning the assignment of employee rights to inventions.

(d)To the extent that all rights I may have in any Employee Work Product are not fully and effectively transferred or assigned to RTX by this Agreement, or if any Employee Work Product (i) is based

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on or derived from rights owned, licensed or otherwise held by me and not assigned under this Agreement, including any such rights existing prior to my employment with RTX, or (ii) cannot be exploited without using rights owned, licensed or otherwise held by me, I hereby irrevocably grant and promise to grant to RTX a perpetual, worldwide, paid-up and royalty-free, nonexclusive and sublicensable right and license to freely exploit and exercise all such rights and the Employee Work Product in any manner.

4.Remedies. I acknowledge that nothing in this Agreement is intended to limit any remedy of RTX under any applicable law. I acknowledge that my violation of any provision of this Agreement could cause RTX irreparable harm which cannot be fully compensated by money, and that RTX may be entitled to injunctive or other equitable relief to prevent or stop such breach.

5.Miscellaneous. This Agreement supersedes all prior oral or written agreements between me and RTX relating generally to the same subject matter. This Agreement is effective as of the first day that I performed any work for RTX, and my obligations under this Agreement will survive any termination of my employment with RTX. This Agreement is binding upon me, and my heirs, executors, administrators, legal representatives and assigns. This Agreement may be modified only by an express written document signed by me and an authorized representative of RTX. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, United States of America, without reference to conflicts of law principles. This Agreement does not alter my existing employment relationship with RTX, whether it is currently at-will or based on a written employment agreement. Additionally, this Agreement shall remain effective regardless of future changes in my duties, salary or compensation. If any provision of this Agreement (or any portion of this Agreement) is held to be invalid, illegal or otherwise unenforceable by a court of competent jurisdiction, I agree that the court should modify such provision to the extent necessary to render such provision enforceable, and the remaining provisions of this Agreement will remain in full force and effect. I agree that RTX may notify any of my prior or subsequent employers of this Agreement and my obligations under this Agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND ITS TERMS. I ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME VOLUNTARILY AND WITHOUT RESERVATION.

This Agreement is executed this _______ day of ______________, 20___,
Month

at___________________, ________________.
City _______________State

EMPLOYEE

Signature __________________ Residence _________________

Print Name _________________ City ______________________

Employee Number ___________ State _____________Zip______

RTX Business __________________________

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